Exhibit 99.2

CIT Announces Redemption of Approximately $4.84 Billion of its Unsecured Debt

NEW YORK – April 4, 2017 – CIT Group Inc. (NYSE: CIT) (“CIT” or the “Company”), today announced that it has given notice of its intention to redeem on May 4, 2017 (the “Redemption Date”) all of its outstanding:

•	$1,725,785,000 principal amount 4.250% Senior Unsecured Notes due August 2017 (the “August 2017 Notes”);
•	$1,465,000,000 principal amount 5.250% Senior Unsecured Notes due March 2018 (the “March 2018 Notes”);
•	$695,000,000 principal amount 6.625% Series C Unsecured Notes due April 2018 (the “April 2018 Notes”); and
•	$955,925,000 principal amount 5.000% Senior Unsecured Notes due May 2018 (the “May 2018 Notes” and together with the August 2017 Notes, the March 2018 Notes and the April 2018 Notes, collectively, the “Notes”),

The August 2017 Notes, the March 2018 Notes and the April 2018 Notes will be redeemed at a redemption price equal to the greater of (x) 100% of the principal amount of such Notes being redeemed and (y) the sum of the present values of the remaining scheduled payments of principal and interest on such Notes being redeemed that would be due after the Redemption Date but for such redemption (exclusive of interest accrued to the Redemption Date) discounted to the Redemption Date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Yield plus 50 basis points, plus, in either case, accrued and unpaid interest, if any to the Redemption Date.

The May 2018 Notes will be redeemed at a redemption price equal to the greater of (x) 100.50% of the principal amount of such Notes being redeemed and (y) the sum of the present values of (a) the redemption price of 100.50% of the aggregate principal amount of the Notes that would be payable if the Notes were redeemed on May 15, 2017 and (b) all required interest payments due on such Notes through May 15, 2017 (exclusive of interest accrued to the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Yield plus 50 basis points plus, in either case, accrued and unpaid interest, if any to the Redemption Date.

CIT has instructed Wilmington Trust, National Association, as the trustee for the August 2017 Notes, the March 2018 Notes and the May 2018 Notes, and Deutsche Bank Trust Company Americas, as Trustee for the April 2018 Notes, to distribute a Notice of Redemption to all registered holders of the applicable Notes on April 4, 2017. Copies of such Notice of Redemption and additional information relating to the procedure for redemption of the Notes may be obtained from, in the case of the August 2017 Notes, the March 2018 Notes and the May 2018 Notes, Wilmington Trust, National Association, or, in the case of the April 2018 Notes, Deutsche Bank Trust Company Americas.

CIT expects to use proceeds from the sale of its commercial aircraft leasing business to redeem the Notes.

This announcement does not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of any of the securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of applicable federal securities laws that are based upon our current expectations and assumptions concerning future events, which are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated. The words “expect,” “anticipate,” “estimate,” “forecast,” “initiative,” “objective,” “plan,” “goal,” “project,” “outlook,” “priorities,” “target,” “intend,” “evaluate,” “pursue,” “commence,” “seek,” “may,” “would,” “could,” “should,” “believe,” “potential,” “continue,” or the negative of any of those words or similar expressions is intended to identify forward-looking statements. All statements contained in this press release, other than statements of historical fact, including without limitation, statements about our plans, strategies, prospects and expectations regarding future events and our financial performance, are forward-looking statements that involve certain risks and uncertainties. While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, these statements are not guarantees of any events or financial results, and our actual results may differ materially. We describe these and other risks that could affect our results in Item 1A, “Risk Factors,” of our latest Annual Report on Form 10-K for the year ended December 31, 2016, which was filed with the Securities and Exchange Commission. Accordingly, you should not place undue reliance on the forward-looking statements contained in this press release. These forward-looking statements speak only as of the date on which the statements were made. CIT undertakes no obligation to update publicly or otherwise revise any forward-looking statements, except where expressly required by law.

About CIT

Founded in 1908, CIT (NYSE: CIT) is a financial holding company with $64 billion in assets as of December 31, 2016. Its principal bank subsidiary, CIT Bank, N.A., (Member FDIC, Equal Housing Lender) has more than $30 billion of deposits and more than $40 billion of assets. CIT provides financing, leasing, and advisory services principally to middle-market companies and small businesses across a wide variety of industries. It also offers products and services to consumers through its Internet bank franchise and a network of retail branches in Southern California, operating as OneWest Bank, a division of CIT Bank, N.A. For more information visit cit.com.

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CIT MEDIA RELATIONS:

Gina Proia
212-771-6008
Gina.Proia@cit.com

CIT INVESTOR RELATIONS:

Barbara Callahan

973-740-5058

Barbara.Callahan@cit.com